Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Coeur Mining, Inc.:

We consent to the use of our report dated February 10, 2016, with respect to the consolidated balance sheet of Coeur Mining, Inc. and subsidiaries (the Company) as of December 31, 2015, and the related consolidated statements of comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois
July 26, 2017